Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

ABCELLERA US HOLDINGS INC.

and

MICKEY MERGER INC.

and

TRIANNI, INC.

and

FORTIS ADVISORS LLC

and, solely for the purpose of Section 10.03,

ABCELLERA BIOLOGICS INC.

dated as of

November 1, 2020

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 1, 2020, is entered into among AbCellera US Holdings Inc., a Delaware corporation (“Parent”), Mickey Merger Inc., a California corporation (“Merger Sub”), Trianni, Inc., a California corporation (the “Company”), Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as Holder Representative (the “Holder Representative”) and AbCellera Biologics Inc., solely for the purpose of Section 10.03 (the “Guarantor” and, together with Parent, Merger Sub, the Company and the Holder Representative, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the California Corporations Code (the “CCC”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with the CCC, a written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with the CCC; and

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.01    Definitions.

The following terms have the meanings specified or referred to in this Article I:

“AbCellera Group” means Parent, Merger Sub and the Guarantor, collectively.

“Acquisition Proposal” has the meaning set forth in Section 6.05(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Report” has the meaning set forth in Section 3.05(f).

“Advisory Group” has the meaning set forth in Section 11.01(d).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that Austrianni GmbH shall not be considered an Affiliate of the Company.

“Aggregate Option Exercise Price” means, as of immediately prior to the Closing, the aggregate of the exercise prices of all In-The-Money Company Options.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Restrictive Covenant Agreement, the Paying Agency Agreement, the Option Termination Agreements, the Indemnification Agreements and the Letters of Transmittal.

“Approvals” means, collectively, all approvals, consents and waivers to the Merger required from Merger Sub, Parent, Company, their respective boards of directors and stockholders (if required), and any other required approvals, including all approvals, consents and waivers that are listed on Section 4.03 and Section 5.02 of the Disclosure Schedules.

“Arbitrable Dispute” has the meaning set forth in Section 11.11(c).

“Arbitrators” has the meaning set forth in Section 11.11(c)(ii).

“Audit” has the meaning set forth in Section 6.16.

“Audit Expenses” has the meaning set forth in Section 6.16.

“Balance Sheet” has the meaning set forth in Section 4.06.

“Balance Sheet Date” has the meaning set forth in Section 4.06.

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Budgeted Zoetis Expenses” means the projected expenses in connection with the performance of the obligations of the Company under the Zoetis License as set out in the Zoetis Budget, including, for greater certainty, a reserve agreed upon by the Company and Parent set out therein to accommodate any unforeseen expenses.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Vancouver, British Columbia, or San Francisco, California, are authorized or required by Law to be closed for business.

“CCC” has the meaning set forth in the recitals.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.11(a).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness” has the meaning set forth in Section 3.02(a).

“Closing Payment Amount” has the meaning set forth in Section 3.03.

“Closing Transaction Expenses” means all fees and expenses incurred by the Company in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, the Employment and Consulting Agreements, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including, for greater certainty, any severance or similar costs incurred by the Company or Surviving Corporation in connection with the termination of any employees at or prior to Closing in association with the Merger and any severance or similar costs accelerated or triggered by the consummation of the Merger, but excluding the Audit Expenses, any expenses incurred by the Company at the direction of Merger Sub or Parent in support of the Debt Financing, the portion of the fees and expenses of the Paying Agent to be borne by Parent pursuant to Section 11.02, in each case to the extent such fees and expenses remain unpaid at Closing.

“Closing Working Capital” has the meaning set forth in Section 3.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company 401(k) Plan” has the meaning set forth in Section 6.10(b).

“Company Applications” has the meaning set forth in Section 4.12(i).

“Company Bank Accounts” has the meaning set forth in Section 4.25.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.02(b).

“Company Charter Documents” has the meaning set forth in Section 4.03.

“Company Common Stock” means the common stock, with no par value, of the Company.

“Company Option” has the meaning set forth in Section 2.09.

“Company Patents” has the meaning set forth in Section 4.12(i).

“Company Preferred Stock” means the preferred stock, with no par value, of the Company, including the preferred stock designated as Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Company Securities” means, collectively, the Company Stock and any other outstanding voting securities or other equity or ownership interests of the Company, including the Company Options.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the Company’s Amended and Restated 2009 Stock Plan.

“Company Intellectual Property” means Owned Intellectual Property and Licensed Intellectual Property.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration) pursuant to which Company receives or grants rights under Intellectual Property and to which the Company is a party.

“Company IP Registrations” means all Owned Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Competing Transaction” has the meaning set forth in Section 6.05(c).

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement dated November 25, 2019, between Parent and the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Core Intellectual Property Representations” means the representations and warranties set out at Section 4.12(a) (first sentence), Section 4.12(b) (first two sentences), Section 4.12(c) (first sentence) and Section 4.12(g).

“COTS” means any software that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis under standard terms and conditions for a one-time or annual license fee of less than $10,000 per license.

“Current Assets” means the assets of the Company that would, in accordance with GAAP, consistently applied using the same methods, practices, policies and procedures used in the preparation of the Company’s audited Financial Statements (including certain exceptions to GAAP used in such audited Financial Statements), properly be defined as currents assets of the Company and shall include, for greater certainty, the amount of the security deposit actually paid by the Company pursuant to the Laboratory Lease.

“Current Liabilities” means the liabilities of the Company that would, in accordance with GAAP, consistently applied using the same methods, practices, policies and procedures used in the preparation of the Company’s audited Financial Statements (including certain exceptions to GAAP used in such audited Financial Statements), properly be defined as current liabilities of the Company and shall include any unpaid Taxes of the Company and exclude deferred revenue and the Declared Dividend Amount of the Declared Dividend, if and to the extent the Company has satisfied its obligation to pay the Declared Dividend Amount to the Paying Agent pursuant to Section 6.17.

“Customers” has the meaning set forth in Section 4.13(a).

“Debt Financing” means the AbCellera Group’s debt financing for all or a portion of the Purchase Price.

“Declared Dividend” means the dividend declared by the Board of Directors of the Company by unanimous written consent on July 20, 2020, for stockholders of record on July 20, 2020 in the amount of the Declared Dividend Amount but unpaid as of the date of this Agreement.

“Declared Dividend Amount” means $6,453,016.41.

“Developers” has the meaning set forth in Section 4.12(c).

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 3.05(c).

“Disputed Item” has the meaning set forth in Section 3.05(c).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars” or “$” means the lawful currency of the United States, unless otherwise specified.

“Draft Closing Indebtedness” has the meaning set forth in Section 3.05(a)(ii).

“Draft Closing Working Capital” has the meaning set forth in Section 3.05(a)(i).

“Earn-Out Payment” has the meaning set forth in Section 3.07(a).

“Earn-Out Period” has the meaning set forth in Section 3.07(a).

“Effective Time” has the meaning set forth in Section 2.04.

“Employment and Consulting Agreements” means the employment and consulting agreements between the Company and each of the Persons listed in Schedule A entered into on, or to be entered into as soon as practicable after, Closing in accordance with Section 6.03.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” means November 3, 2020, or such later date as Parent and the Company shall agree.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Indebtedness” has the meaning set forth in Section 3.02(a).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 3.02(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 3.02(a).

“Estimated Purchase Price” has the meaning set forth in Section 3.02(a).

“Estimated Purchase Price Calculation Statement” has the meaning set forth in Section 3.02(a).

“Final Closing Indebtedness” has the meaning set forth in Section 3.05(a)(ii).

“Final Closing Transaction Expenses” has the meaning set forth in Section 3.05(a)(iii).

“Final Closing Working Capital” has the meaning set forth in Section 3.05(a)(i).

“Final Purchase Price” has the meaning set forth in Section 3.05(a)(iv).

“Final Purchase Price Calculation Statement” has the meaning set forth in Section 3.05(a).

“Final Purchase Price Deficit” has the meaning set forth in Section 3.06(b)(ii).

“Financial Statements” has the meaning set forth in Section 4.06.

“FIRPTA Statement” means a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a United States real property interest within the meaning of Section 897(c) of the Code (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)).

“Fundamental Representations” means the representations and warranties set out at Section 4.01, Section 4.02, Section 4.04, Section 4.20, and Section 4.23.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Indemnification Cap” has the meaning set forth in Section 9.04(a).

“Government Contracts” has the meaning set forth in Section 4.09(a)(ix).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantor” has the meaning set forth in the preamble.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holdback Amount” means $500,000.

“Holdback Deficit” has the meaning set forth in Section 3.06(b)(ii)(B).

“Holder” means any holder of Company Securities, and includes, following the Merger, a former holder of Company Securities who held Company Securities immediately prior to the Effective Time (and all such holders, collectively, “Holders”).

“Holder Cap” has the meaning set forth in Section 9.04(b).

“Holder Indemnitees” has the meaning set forth in Section 9.03.

“Holder Notice” has the meaning set forth in Section 6.06(b).

“Holder Representative” has the meaning set forth in the preamble.

“Holder Representative Agreement” means Engagement Agreement, dated November 1, 2020, among Holder Representative and the Holders.

“Holder Representative Expense Amount” means $250,000 in cash (together with any interest and other income earned thereon).

“Holder Representative Group” has the meaning set forth in Section 11.01(d).

“In-The-Money Company Option” means any Company Option outstanding as of immediately prior to the Effective Time the exercise price of which is less than the Per-Share Cash-Out Amount.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Agreement” means an indemnification agreement in substantially the form attached hereto as Exhibit C.

“Indemnification Pro Rata Share” means, at any time, with respect to any Holder, such Holder’s pro rata percentage of any applicable amount, based on (i) the amount of the Final Purchase Price such Holder is paid by the Paying Agent hereunder (including any amounts in respect of the Holder Representative Expense Amount) in proportion to (ii) the total amount of the Final Purchase Price actually paid by the Paying Agent to all Holders (including any amounts in respect of the Holder Representative Expense Amount) pursuant to the terms hereof.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Auditor” means Ernst & Young Global Limited, and if Ernst & Young Global Limited is unable to act, an independent, nationally recognized accounting firm agreed to by the Holder Representative and Parent, each acting reasonably;

“Initial Purchase Price” has the meaning set forth in Section 3.01(a).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all intellectual property and industrial property rights and all rights, interests and protections that are associated with any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, databases, data collections and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models); and (f) software and firmware, including source code, object code, application programming interfaces, computerized databases; and (g) semiconductor masks, integrated circuit topographies, and mask works.

“Intellectual Property Indemnification Cap” has the meaning set forth in Section 9.04(a)(i).

“Janssen R&D” means Janssen Research & Development, LLC.

“Knowledge”, and any other similar qualification as to awareness, means, when used with respect to the Company, the actual knowledge of any director or officer of the Company, after reasonable inquiry.

“Laboratory Lease” means the License Agreement dated April 10, 2017, between Janssen R&D and the Company, as supplemented by Addendum 1 between the Company, Janssen R&D, and Janssen Biotech Inc., dated effective June 6, 2017, and as amended by the 1st Amendment to License Agreement dated February 27, 2018, and the Second Amendment to License Agreement dated November 13, 2018, in each case between the Company and Janssen R&D.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.11(c).

“Liabilities” has the meaning set forth in Section 4.07.

“Licensed Intellectual Property” means all Intellectual Property, other than Owned Intellectual Property, that are either used in the Company’s business or licensed to the Company.

“Losses” mean losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (on a solicitor or attorney-and-client basis), the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party, or any reduction in any net operating loss, capital loss, Tax credit carryover or other Tax asset.

“Majority Holders” has the meaning set forth in Section 11.01(c).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.09; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 4.09(a).

“Material Suppliers” has the meaning set forth in Section 4.13.

“Merger” has the meaning set forth in the recitals.

“Merger Payment Schedule” means the schedule attached hereto as Schedule D, setting out a list of all outstanding Company Securities and the allocations of the Purchase Price payable to the Holders thereof, as updated by mutual agreement between Parent and the Company prior to the Closing.

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.18(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.18(a).

“Option Cancellation Amount” has the meaning set forth in Section 2.09(a).

“Option Termination Agreement” means an option termination between the Company and an Optionholder, in substantially the form attached hereto as Exhibit D.

“Optionholder” means a holder of Company Options.

“Out-Of-The-Money Company Option” has the meaning set forth in Section 2.09(b).

“Owned Intellectual Property” means all Intellectual Property that is owned by, or created by or on behalf of, or purported to be owned by the Company.

“Parent” has the meaning set forth in the preamble.

“Parent Charter Documents” has the meaning set forth in Section 5.02.

“Parent Indemnification Cap” has the meaning set forth in Section 9.04(c).

“Parent Indemnitees” has the meaning set forth in Section 9.02.

“Paying Agency Agreement” means the paying agent agreement dated on or about the date hereof between the Holder Representative, Parent, Company and PNC Bank, National Association.

“Paying Agent” has the meaning set forth in Section 2.11(a).

“Paying Agent Fees” has the meaning set forth in Section 11.02(b).

“Per-Share Cash-Out Amount” means an amount equal to (a) the Purchase Price plus the Aggregate Option Exercise Price, divided by (b) the Total Share Number.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means, without duplication, any and all (a) Taxes of the Company for all Pre-Closing Tax Periods; (b) Taxes for which the Company (or any predecessor of the Company) is held liable under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and (c) Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, except, in each case of (a) through (c), Taxes treated as a liability in the calculation of Working Capital or otherwise taken into account in determining the Purchase Price regardless of whether the Taxes are assessed, determined or payable prior to, on or after the Closing Date.

“Pro Rata Share” means, at any time, with respect to any Holder, such Holder’s pro rata percentage of any applicable amount, based on (i) the amount of the Final Purchase Price to which such Holder is entitled hereunder (including any amounts in respect of the Holder Representative Expense Amount) in proportion to (ii) the total amount of the Final Purchase Price payable to all Holders (including any amounts in respect of the Holder Representative Expense Amount) pursuant to the terms hereof.

“Purchase Price” means the Initial Purchase Price, as adjusted pursuant Article III and the other terms of this Agreement, and shall include, after the end of the Earn-Out Period, the Earn-Out Payments, if any.

“Qualified Benefit Plan” has the meaning set forth in Section 4.18(c).

“Real Property” means any real property, whether owned, leased or subleased, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 11.01(d).

“Requisite Company Vote” has the meaning set forth in Section 4.02(a).

“Restrictive Covenant Agreement” means the restrictive covenant agreement between Dr. Matthias Wabl and the Company dated as of the Closing Date, substantially in the form set out as Exhibit A hereto.

“Sample Calculation” means the sample working capital calculation set out in Schedule B hereto.

“Settlement Date” has the meaning set forth in Section 3.06(a).

“Shares” has the meaning set forth in Section 2.08(a).

“Stockholder” means a holder of Company Stock and includes, following the Merger, a former holder of Company Stock who held Company Stock immediately prior to the Effective Time.

“Straddle Period” has the meaning set forth in Section 7.04.

“Subsequent Holder Payment” has the meaning set forth in Section 9.06(b).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Tax Claim” has the meaning set forth in Section 7.05.

“Tax Return” means any return, declaration, certificate, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or similar charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Fee” has the meaning set forth in Section 10.02(a).

“Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Total Share Number” means, without duplication, as of immediately prior to the Effective Time: (i) the aggregate number of shares of Company Common Stock issued and outstanding (other than any Shares owned by the Company that are to be cancelled and retired in accordance with Section 2.08(a)); plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all outstanding shares of Company Preferred Stock (other than any Shares owned by the Company that are to be cancelled and retired in accordance with Section 2.08(a)); plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding In-the-Money Company Options (whether or not then exercisable).

“Transaction Documents” means this Agreement, the Ancillary Documents and all other documents related to the Merger.

“Unbudgeted Zoetis Expense” has the meaning set forth in Section 3.07(d).

“Union” has the meaning set forth in Section 4.19(b).

“Working Capital” means the Company’s Current Assets less its Current Liabilities, in each case as of the Closing Date and calculated in accordance with the sample calculation set forth in Schedule B hereto.

“Written Consent” has the meaning set forth in Section 6.06(a).

“Zoetis” means Zoetis Services LLC.

“Zoetis Budget” means the budget in respect of the performance of the Zoetis License agreed to by Parent and the Company and attached hereto as Schedule C.

“Zoetis License” means the License and Development Agreement dated December 18, 2018, between Zoetis and the Company, as amended by First Amendment to License and Development Agreement, dated June 6, 2019.

Article II

THE MERGER

Section 2.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CCC, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the CCC as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned subsidiary of Parent.

Section 2.02    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Vancouver time, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of McCarthy Tétrault LLP, Suite 2400, 745 Thurlow Street, Vancouver, British Columbia, V6E 0C5, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03    Closing Deliverables.

(a)    At or prior to the Closing, the Company shall deliver to Parent the following:

(i)    resignations of the directors and officers of the Company pursuant to Section 6.08;

(ii)     a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied and that the Working Capital as of the Closing Date is not less than zero Dollars ($0) and setting out the number of shares of Company Stock outstanding immediately prior to the Closing;

(iii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v)    a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vi)    the FIRPTA Statement;

(vii)    an Indemnification Agreement, in form and substance satisfactory to Parent, duly executed by Holders who hold in the aggregate 99.5% of the outstanding Company Stock on a fully diluted basis;

(viii)    a Letter of Transmittal, in form and substance satisfactory to Parent, duly completed and executed by Stockholders holding 99.5% of the issued and outstanding Company Stock on a fully diluted basis;

(ix)    the Restrictive Covenant Agreement, in form and substance satisfactory to Parent, duly executed by each of the Company and Dr. Matthias Wabl;

(x)    the audited financial statements of the Company for its 2019 and 2018 fiscal years and the reviewed financial statements of the Company for the 9-month period ended September 30, 2020, together with a comparison of such partial year period against the equivalent period in the prior fiscal year, in each case in form and substance satisfactory to Parent (or, if such financial statements are not available, Parent shall be reasonably satisfied, upon advice of its auditor, that such audited and reviewed financial statements shall be available within 75 days following the Closing Date);

(xi)    the Paying Agency Agreement, in form and substance satisfactory to Parent, duly executed by the Holder Representative and the Paying Agent;

(xii)    the Holder Representative Agreement, in form and substance satisfactory to Parent, duly executed by the Company and Holder Representative;

(xiii)    an Option Termination Agreement, in form and substance satisfactory to Parent, duly executed by the Company and each Optionholder; and

(xiv)    such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)    At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)    a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, certifying that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;

(ii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(iv)    the Paying Agency Agreement, in form and substance satisfactory to Parent, duly executed by Parent; and

(v)    such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CCC and shall make all other filings or recordings required under the CCC. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of California or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the CCC (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06    Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 2.07    Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.08    Effect of the Merger on Company Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)    Cancellation of Certain Company Stock. Shares of Company Stock (the “Shares”) that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)    Conversion of Company Stock.

(i)    Each Share issued and outstanding immediately prior to the Effective Time (other than (x) Shares to be cancelled and retired in accordance with Section 2.08(a) and (y) Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the Per-Share Cash-Out Amount;

(ii)    No Stockholder shall be entitled to receive payment of any amount provided for in Section 2.08(b)(i) unless and until such Stockholder has delivered to Parent:

(A)    a duly completed and validly executed Letter of Transmittal; and

(B)    a duly executed Indemnification Agreement.

(c)    Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.09    Stock Options.

(a)    Any option or other security to purchase Company Stock, whether granted under the Company Stock Plan or otherwise, that is outstanding as of immediately prior to the Effective Time (a “Company Option”) will be cancelled and extinguished at the Effective Time, and pursuant to an Option Termination Agreement, the holder of such Company Option shall be entitled to receive from the Surviving Corporation or Parent, without interest (and without any action on the part of such Optionholder), for each share of Company Common Stock that would have been obtainable upon the full cash exercise of the Company Option as of immediately prior to the Effective Time, an amount equal to the difference (if a positive number) between: (i) the Per-Share Cash-Out Amount less (ii) the exercise price required to be paid by the Optionholder to acquire the corresponding share of Company Common Stock (such amount calculated pursuant to this Section 2.09 with respect to each such Company Option, the “Option Cancellation Amount”, and the aggregate such amount payable with respect to all Company Options, the “Aggregate Option Cancellation Amount”). Company Options shall not be assumed by Parent. At or as soon as reasonably practicable following the Closing, Parent shall deliver a wire instruction to the Paying Agent with respect to the portion of the Closing Payment Amount to be paid to the former Optionholder through the Paying Agent in satisfaction of the Aggregate Option Cancellation Amount and instruct Paying Agent to promptly make such payments. No Optionholder shall be entitled to receive payment of any amount provided for in Section 2.09(a) unless and until such Optionholder has delivered to Parent a duly completed and executed Option Termination Agreement and a duly executed Indemnification Agreement.

(b)    Each Company Option that is outstanding as of immediately prior to the Effective Time and that has an exercise price per share that is equal to or greater than the Per-Share Cash-Out Amount (each an “Out-Of-The-Money Company Option”) will be cancelled and extinguished at the Effective Time without any action on the part of the holder of such Out-Of-The-Money Company Option, and the holders of such Out-Of-The-Money Company Options shall not be entitled to receive any payment or amount with respect to such Out-Of-The-Money Company Option, and such Out-Of-The-Money Company Options shall not be assumed by Parent.

(c)    Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Stock Plan and otherwise) to effectuate the provisions of Sections Section 2.09(a) and (b), including provision of any notices to holders of Company Options.

Section 2.10    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.08(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Chapter 13 of the CCC (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the CCC with respect to such Shares) shall not be converted into a right to receive the consideration set forth in Section 2.08(b), but instead shall be entitled to only such rights as are granted by Chapter 13 of the CCC; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Chapter 13 of the CCC, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Chapter 13 of the CCC, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the consideration, if any, to which such holder is entitled pursuant to Section 2.08(b). The Company shall provide Parent reasonably prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CCC that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.11    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall designate PNC Bank, National Association or, if not PNC Bank, National Association, then a United States bank, trust company or other party reasonably acceptable to the Company, to act as payment agent (the “Paying Agent”) in the Merger.

(b)    At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of a certificate formerly representing any Shares (each, a “Certificate”) shall cease to have any rights as a stockholder of the Company.

(c)    Prior to or as promptly as practicable following the date hereof and in any event not later than two (2) Business Days thereafter, Paying Agent shall send to each holder of Company Stock a letter of transmittal in substantially the form attached as Exhibit B (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the Per-Share Cash-Out Amount that such holder is entitled to receive pursuant to Section 2.08(b). Paying Agent shall, no later than the later of (i) three (3) Business Days after the Closing Date or (ii) three (3) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, such documents that are required under Section 2.08(b), and any other customary documents that Paying Agent may reasonably require in connection therewith, deliver to the holder of such Certificate the Per-Share Cash-Out Amount that such Stockholder is entitled to receive pursuant to Section 2.08(b). No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the Per-Share Cash-Out Amount provided for in Section 2.08(b). If any Certificate is presented to Parent after the Effective Time, it shall be cancelled and exchanged as provided in this Section 2.11. Notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that the Per-Share Cash-Out Amount payable to any Stockholder as contemplated in this Section 2.11 will be based upon the Estimated Purchase Price and that the payment of the Estimated Purchase Price at Closing as contemplated in Article III, subject to the post-Closing adjustments set out therein, shall satisfy the obligations of Parent and Merger Sub to make any payment of the Per-Share Cash-Out Amount at Closing.

(d)    Notwithstanding anything herein to the contrary, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any Stockholder for any cash or other payment delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Laws.

Section 2.12    No Further Ownership Rights in Company Stock. All amounts paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the applicable Per-Share Cash-Out Amount, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.13    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Per-Share Cash-Out Amount and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.14    Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, the Paying Agent and any other payor hereunder shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II or Article III such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law; provided, however, that if Parent, Merger Sub and/or the Surviving Corporation or any other such payor deducts and withholds from the consideration otherwise payable to any Person pursuant to this Article II or Article III under any provision of a Tax Law of any country other than the United States, then the amount of any such consideration payable shall be increased by an additional amount as may be necessary so that after making all such required deductions and withholdings attributable thereto, such Person receives an amount equal to the amount it would have received had no such deductions or withholdings been made and such amount shall be further increased to take account of any net Tax cost incurred by such Person arising from the receipt of such additional amount hereunder (i.e., grossed up for such increase); provided, further, the foregoing obligation to pay any such additional amounts shall not apply to the extent of any Taxes that are required to be deducted or withheld by virtue of the Shares being “taxable Canadian property” as defined in the Income Tax Act (Canada). Further, other than with respect to wage withholding required to be withheld under U.S. Tax Law with respect to the Aggregate Option Cancellation Amount and other compensatory payments to be made pursuant to the terms of this Agreement, the parties hereto agree that none of Parent, Merger Sub, the Surviving Corporation or the Paying Agent or any other payor hereunder is required to, nor will any of them, deduct or withhold from the consideration otherwise payable to any Person pursuant to this Article II or Article III any amounts under any U.S. Tax Law, provided that each such Person shall have provided to Parent a duly executed IRS Form W-9 or W-8, as applicable, and the Company shall have delivered to Parent the FIRPTA Statement. Parent, Merger Sub, the Surviving Corporation, the Paying Agent, or any other payor hereunder (as applicable) shall timely and properly pay over any amounts withheld pursuant to this Section 2.14 to the applicable Governmental Authority. To the extent that any amounts are deducted and withheld by Parent, Merger Sub, or the Surviving Corporation, as the case may be, pursuant to any provision of a Tax Law of the United States or any political subdivision thereof, and such amounts are paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.15    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, an indemnity reasonably acceptable to Parent against any claim that may be made against it with respect to such Certificate, Parent shall issue, in exchange for such lost, stolen or destroyed Certificate, the consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.16    Holder Representative Expense Amount. At the Closing, in accordance with Section 3.03, Parent shall withhold from deposit with the Paying Agent and deposit, in cash, with the Holder Representative an amount equal to the Holder Representative Expense Fund Amount on behalf of the Holders (in accordance with each Holder’s Pro Rata Share). The Holder Representative Expense Amount shall be available to the Holder Representative for the uses and purposes set forth in Section 11.01(d).

Article III

PURCHASE PRICE

Section 3.01    Purchase Price. Subject to the other terms and provisions of this Agreement (including the payment mechanics set out in this Article III), the aggregate consideration payable by Parent and Merger Sub to the Holders in respect of the Merger shall be equal to the following:

(a)    $90,000,000 (the “Initial Purchase Price”);

(b)    less the amount of the Budgeted Zoetis Expenses;

(c)    plus the amount, if any, by which the Closing Working Capital is greater than zero Dollars ($0);

(d)    less the amount, if any, by which the Closing Working Capital is less than zero Dollars ($0);

(e)    less the amount, if any, of the Closing Indebtedness; and

(f)    less the amount, if any, of the Closing Transaction Expenses.

Section 3.02    Estimated Purchase Price.

(a)    The Parties acknowledge that it is not possible to determine the Purchase Price until the Final Purchase Price Calculation Statement becomes available. Accordingly, the Parties agree that no later than two (2) days prior to the Closing, the Company shall deliver a written statement (the “Estimated Purchase Price Calculation Statement”) to Merger Sub and Parent setting forth the Company’s good-faith estimates (each without duplication) of (i) Working Capital as of the Closing Date (“Closing Working Capital”) (such estimate, the “Estimated Closing Working Capital”), (ii) Indebtedness as of the Closing Date (“Closing Indebtedness”) (such estimate, the “Estimated Closing Indebtedness”), (iii) the Closing Transaction Expenses (such estimate, the “Estimated Closing Transaction Expenses”), (iv) the Holder Representative Expense Amount, and (v) on the basis of the foregoing information, the Purchase Price (such estimate, the “Estimated Purchase Price”).

(b)    The Estimated Purchase Price shall be equal to:

(i)    the Initial Purchase Price;

(ii)    less the amount of the Budgeted Zoetis Expenses;

(iii)    plus the amount, if any, by which the Estimated Closing Working Capital is greater than zero Dollars ($0);

(iv)    less the amount, if any, by which the Estimated Closing Working Capital is less than zero Dollars ($0);

(v)    less the amount, if any, of the Estimated Closing Indebtedness; and

(vi)    less the amount, if any, of Estimated Closing Transaction Expenses.

Section 3.03    Payment of Estimated Purchase Price. At the Closing, in consideration for the Shares and for the cancellation of the Company Options, Parent shall pay (i) an amount equal to the Estimated Purchase Price less the Holder Representative Expense Amount and less the Holdback Amount by wire transfer of immediately available funds to a bank account designated in writing by the Paying Agent, and the Paying Agent shall distribute such amount among the Holders in accordance with Section 2.09, Section 2.11 and the Merger Payment Schedule, and (ii) the Holder Representative Expense Amount by wire transfer of immediately available funds to a bank account designated in writing by the Holder Representative (the aggregate amount paid by Parent at Closing pursuant to (i) and (ii) of this Section 3.03, the “Closing Payment Amount”).

Section 3.04    [Intentionally Omitted.]

Section 3.05    Final Purchase Price Calculation Statement.

(a)    As soon as practicable, but not later than 60 days after the Closing Date, Parent shall, acting in good faith, cause to be prepared and delivered a written statement (the “Final Purchase Price Calculation Statement”) to the Holder Representative an unaudited statement setting out a statement of its good-faith calculation (each without duplication) of the following:

(i)    the Closing Working Capital (the “Draft Closing Working Capital” and, as finally determined pursuant to the provisions of this Section 3.05, the “Final Closing Working Capital”);

(ii)    the Closing Indebtedness (the “Draft Closing Indebtedness” and, as finally determined pursuant to the provisions of this Section 3.05, the “Final Closing Indebtedness”);

(iii)    the Closing Transaction Expenses (as finally determined pursuant to the provisions of this Section 3.05, the “Final Closing Transaction Expenses”); and

(iv)    a recalculation of the Estimated Purchase Price based on the foregoing amounts (as finally determined pursuant to the provisions of this Section 3.05, the “Final Purchase Price”). The Holder Representative shall reasonably cooperate with Parent and its accountants to the extent required to prepare the Final Purchase Price Calculation Statement. For greater certainty, all calculations required pursuant to this Section 3.05(a) (and as finally determined pursuant to the provisions of this Section 3.05) shall be made on a basis consistent with the calculations in Section 3.02 (including the Sample Calculation).

(b)    During the period from the date the Final Purchase Price Calculation Statement is delivered by Parent to the Holder Representative through the date the Final Purchase Price Calculation Statement is finally determined in accordance with the terms of this Section 3.05, Parent shall and shall cause the Surviving Corporation and its representatives to reasonably cooperate with the Holder Representative and to provide the Holder Representative access to the work papers of Parent and the Company in connection with the review of the Final Purchase Price Calculation Statement, and Parent shall make available to the Holder Representative individuals responsible for the preparation of the Final Purchase Price Calculation Statement to respond to reasonable inquiries of the Holder Representative.

(c)    If the Holder Representative disagrees with any aspect of the Final Purchase Price Calculation Statement, then the Holder Representative shall deliver written notice to Parent (the “Dispute Notice”) within 30 days after receipt of the Final Purchase Price Calculation Statement, setting forth, with reasonable particulars, each item with which the Holder Representative disagrees (each a “Disputed Item”), including the Holder Representative’s position on each Disputed Item (and the Holder Representative’s resulting position on the amount of the Closing Working Capital, the Closing Indebtedness and/or Closing Transaction Expenses, as applicable). Any item set forth in the Final Purchase Price Calculation Statement not objected to by the Holder Representative in the Dispute Notice shall be final, conclusive and binding on the Parties.

(d)    If the Holder Representative either (i) notifies Parent in writing that the Holder Representative agrees with the Final Purchase Price Calculation Statement within 30 days after receipt thereof or (ii) fails to deliver a Dispute Notice within such 15-day period, the Final Purchase Price Calculation Statement delivered by Parent shall become final, conclusive and binding on the Parties, and the Parties shall be deemed to have agreed thereto, in the case of (i), on the date Parent receives such written notice, and in the case of (ii), on such 15th day.

(e)    In the event that the Holder Representative delivers a Dispute Notice, the Holder Representative and Parent shall attempt, in good faith, to resolve the Disputed Items within 30 days after the receipt by Parent of the Dispute Notice and make any amendments to the Final Purchase Price Calculation Statement as mutually agreed to by the Parties. Any Disputed Items not resolved by Parent and the Holder Representative within such 15-day period (or such other period as the Parties may agree) shall be submitted to the Independent Auditor to determine, and such determination shall be final, conclusive and binding on the Parties. The Independent Auditor shall allow Parent and the Holder Representative to present their respective positions regarding the Disputed Items (provided that, for greater certainty, such presentations are limited to the Disputed Items described in the Dispute Notice), and each of Parent and the Holder Representative shall have the right to present additional documents, materials and other information, and make an oral presentation to the Independent Auditor, regarding such Disputed Items, and the Independent Auditor shall consider such additional documents, materials and other information and such oral presentations. Any such other documents, materials or other information shall be copied to each of Parent and the Holder Representative, and each of Parent and the Holder Representative shall be entitled to attend any such oral presentation.

(f)    The Independent Auditor shall determine, based solely on such presentations from Parent and the Holder Representative, the Disputed Items and, acting as experts and not arbitrators, shall render a written report (the “Adjustment Report”) to Parent and the Holder Representative in which the Independent Auditor shall set forth, in reasonable detail, the Independent Auditor’s determination with respect to each of the Disputed Items, and the revisions, if any, to be made to the Final Purchase Price Calculation Statement, together with supporting calculations, and the Parties shall make such revisions to the Final Purchase Price Calculation Statement, as applicable. In resolving the Disputed Items, the Independent Auditor: (i) shall be bound to the principles of this Section 3.05 (including the Sample Calculation), (ii) shall limit its review and determination to the Disputed Items specifically set forth in the Dispute Notice and submitted to the Independent Auditor for determination and (iii) shall not assign a value to any Disputed Item higher than the highest value for such Disputed Item claimed by either Party or lower than the lowest value for such Disputed Item claimed by either Party. The Parties shall use commercially reasonable efforts to cause the Independent Auditor to complete its work and render the Adjustment Report within 30 days of its engagement. The costs, fees and expenses of the Independent Auditor shall be allocated to and borne equally by Parent, on the one hand, and the Holders, on the other hand.

(g)    For greater certainty, each of the Closing Working Capital, Closing Indebtedness, Estimated Closing Working Capital and Estimated Closing Indebtedness are to be calculated and prepared on a basis consistent with the Sample Calculation.

Section 3.06    Payment of Purchase Price Adjustments.

(a)    No later than the third (3rd) Business Day following the date on which the Final Purchase Price Calculation Statement has been finalized in accordance with Section 3.05, whether by agreement of the Parties, by deemed agreement or by determination made by the Independent Auditor (such date, the “Settlement Date”), the payments contemplated by Section 3.06(b) shall be made. Any amounts owing and payable between Parent and the Holder Representative (on behalf of the Holders) pursuant to Section 3.06(b) shall be set off against any other amounts owing and payable between such Parties, such that only a net amount shall be paid.

(b)    On the Settlement Date:

(i)    if the Final Purchase Price is greater than the Closing Payment Amount, then Parent shall pay an amount in cash equal to the difference between such amounts to the Paying Agent for the benefit of and for distribution to the Holders (such amounts to be allocated among the Holders in accordance with each such Person’s Pro Rata Share of such amount);

(ii)    if the Final Purchase Price is less than the Closing Payment Amount (such amount, the “Final Purchase Price Deficit”) and:

(A)    the Final Purchase Price Deficit is equal to or less than the Holdback Amount, then Parent shall pay an amount in cash equal to (i) the Holdback Amount less (ii) the Final Purchase Price Deficit to the Paying Agent for the benefit of and for distribution to the Holders (such amount to be allocated among the Holders in accordance with each Holder’s Pro Rata Share of such amount), and Parent shall have no further obligation to pay any portion of the Holdback Amount to the Paying Agent for the benefit of and for distribution to the Holders; and

(B)    the Final Purchase Price Deficit exceeds the Holdback Amount (such excess amount, the “Holdback Deficit”), then each Holder shall pay in cash such Holder’s Pro Rata Share of the Holdback Deficit, if any, as directed by Parent, and Parent shall have no obligation to pay any portion of the Holdback Amount to the Paying Agent for the benefit of and for distribution to the Holders.

(c)    Any amount paid to the Holders pursuant to this Section 3.06 shall be deemed to be an increase to the Purchase Price, and the sum of (i) any amount paid to Parent pursuant to this Section 3.06 plus (ii) any portion of the Holdback Amount retained by or paid to Parent pursuant to this Section 3.06 shall be deemed to be a decrease to the Purchase Price, and the Purchase Price shall be adjusted accordingly.

Section 3.07    Earn-Out.

(a)    During the period beginning on the Closing Date and ending on the earlier of (i) April 9, 2024, and (ii) the date on which all of the Company’s obligations under the Zoetis License have been completed and discharged in full (such period, the “Earn-Out Period”), Parent will, upon receipt by the Surviving Corporation of any payment pursuant to the Zoetis License from time to time, promptly pay to the Paying Agent, for distribution to the Holders (such amounts to be allocated among the Holders in accordance with each Holder’s Pro Rata Share of such amount), an amount equal to (x) 85% of such payment, less (y) the amount, if any, of all direct expenses in excess of the Budgeted Zoetis Expenses incurred by the Surviving Corporation or Parent in connection with the performance of the Company’s obligations under the Zoetis License since the Closing Date or the calculation of the last such payment, as applicable (such net amount with respect to each such payment, if a positive amount, an “Earn Out Payment”, and collectively with all payments under this Section 3.07(a), the “Earn-Out Payments”).

(b)    Parent shall use commercially reasonable efforts (after giving effect, to among other things, the business of the Surviving Corporation) to cause the Surviving Corporation to perform all of the Company’s obligations under the Zoetis License in such a manner as to maximize the revenues of the Surviving Corporation under the Zoetis License, provided that nothing in this Section 3.07 shall require Parent or the Surviving Corporation to make any expenditure or incur any expense in excess of the Budgeted Zoetis Expenses unless Parent determines, in good faith, that the payments reasonably expected to be received under the Zoetis License will exceed such amount of expense in excess of the Budgeted Zoetis Expenses; and provided, further, that Parent shall not be required to cause the Surviving Corporation to take any action, or omit to take any action, that would reasonably be expected to be adverse to the business of the Surviving Corporation, which, for the avoidance of doubt, would not include any expense contemplated in the Zoetis Budget and any action expressly related thereto. Promptly following the Closing, Parent shall appoint a representative of Parent or Surviving Corporation (who shall initially be Carl Hansen), who shall liaise with Matthias Wabl regarding the same.

(c)    From and after the completion of the first full calendar month following the Closing Date, and subject to compliance with all confidentiality requirements of the Company pursuant to the Zoetis License and any related confidentiality agreements, Parent shall, or shall cause the Surviving Corporation to, deliver to the Holder Representative a monthly report within 15 Business Days of the last day of such calendar month setting out the expenses incurred by the Surviving Corporation and Parent in connection with the performance of the obligations of the Company pursuant to the Zoetis License for the period since the Closing Date or the date of the last such report, as applicable.

(d)    If at any time, and from time to time, during the Earn-Out Period, Parent or the Surviving Corporation determines not to make an expenditure or incur an expense in excess of, or expected to be in excess of, the Budgeted Zoetis Expenses (an “Unbudgeted Zoetis Expense”) in accordance with Section 3.07(b), it shall promptly notify the Holder Representative in writing of such determination and provide a reasonable, good-faith estimate of the total amount of such Unbudgeted Zoetis Expense. Neither Parent nor the Surviving Corporation shall have any liability to the Holder Representative or any Holder for any inaccuracy or misstatement pertaining to such estimate or if the actual expenses necessary to complete the performance of the Zoetis License differ from Parent’s or the Surviving Corporation’s good-faith estimate provided to the Holder Representative pursuant to this Section 3.07(d). If, within 10 Business Days following delivery by Parent or the Surviving Corporation of a notice of an Unbudgeted Zoetis Expense as set out in this Section 3.07(d), the Holders deliver the full amount of the Unbudgeted Zoetis Expense to the Surviving Corporation, Parent will cause the Surviving Corporation to apply such amount against the Unbudgeted Zoetis Expense and shall make the corresponding expenditure or incur the corresponding expense, as applicable.

(e)    Within 15 Business Days of Surviving Corporation’s receipt of any and all payments under the Zoetis License, Parent will pay or cause Surviving Corporation to pay to the Paying Agent, for distribution to the Holders, by wire transfer of immediately available funds, the respective Earn-Out Payment payable under Section 3.07(a). Within 15 Business Days following the end date of the Earn-Out Period, Surviving Corporation will pay to the Paying Agent, for distribution to the Holders (such amounts to be allocated among the Holders in accordance with each Holder’s Pro Rata Share of such amount), the amount, if any, equal to the sum of the following:

(i)    any Earn-Out Payment not previously paid out under the prior sentence, if any, payable pursuant to Section 3.07(a);

(ii)    the amount, if any, by which the Budgeted Zoetis Expenses exceeded the aggregate amount actually incurred by the Surviving Corporation and Parent in the discharge of the Company’s obligations under the Zoetis License; and

(iii)    the amount, if any, by which any amount paid by the Holders to the Surviving Corporation or Parent in respect of any Unbudgeted Zoetis Expenses exceeded the aggregate amount of the expenses actually incurred by the Surviving Corporation and Parent in respect of such Unbudgeted Zoetis Expenses.

(f)    Each of the Parties agrees that (A) the Earn-Out Payment and the payment of the amounts considered under Section 3.07(e)(i) and (ii) shall be treated as adjustments to the Purchase Price by the Parties for Tax purposes, except to the extent otherwise required by Law, and (B) it will take commercially reasonable steps to structure the Earn-Out Payment, if any, and the payment of the amounts under Section 3.07(e)(i) and (ii), if any, in a tax-efficient manner, provided that any such structure shall be subject to the approval of each of the Parties.

(g)    If (i) any Parent Indemnitee has any claim for indemnifiable Losses pursuant to this Agreement or any Ancillary Document of which any amount remains unpaid after the 15 Business Day period set out in Section 9.06(a), or (ii) Parent or any Affiliate thereof is entitled to payment from Holders in respect of any amount payable under Section 3.06(b)(ii)(B) and 11.02 of this Agreement that remains unpaid within 10 Business Days of written request therefor, then Parent shall have the right to withhold, or to cause Surviving Corporation to withhold from any Earn-Out Payment or other payment otherwise payable by Parent or Surviving Corporation pursuant to this Section 3.07, and set off against the same, the amount of such unsatisfied claims in satisfaction of such portion of such claim as is represented by the amount so withheld.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules (or set forth in any other section, subsection or clause of the Disclosure Schedules, provided that it is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to the applicable Article IV provision), the Company represents and warrants to Parent that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 4.02    Authority; Board Approval.

(a)    The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholders representing (i) a majority of each class of the outstanding Shares and (ii) a majority of the Shares voting together as a single class on an as-converted basis (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents , approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b)    The Company Board, by resolutions duly adopted by unanimous written consent of all directors of the Company not subsequently rescinded or modified in any way, has, as of the date hereof, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the CCC, (iii) directed that this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders.

Section 4.03    No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of California.

Section 4.04    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 15,000,000 shares of Common Stock, of which 7,082,031 Shares are issued and outstanding; and (ii) 6,069,642 shares of Preferred Stock, 1,609,417 shares of which are designated as Series A Preferred Stock, 2,395,325 shares of which are designated as Series B Preferred Stock, and 2,064,900 shares of which are designated as Series C Preferred Stock, of which 1,609,417 Series A Preferred Stock, 2,367,633 Series B Preferred Stock and 1,471,240 Series C Preferred Stock are issued and outstanding, in each case, as of the close of business on the date of this Agreement.

(b)    Section 4.04(b) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person.

(c)    Except as disclosed in Section 4.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. Other than the Declared Dividend, there are no declared or accrued unpaid dividends with respect to any shares of Company Stock.

(d)    All issued and outstanding shares of Company Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Stock were issued in compliance with applicable Law.

(e)    No outstanding Company Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f)    All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(g)    The Merger Payment Schedule sets out a true and complete list of each Holder, the Company Securities held by each Holder, and the Pro Rata Share of each Holder.

Section 4.05    No Subsidiaries. Except as set out in Section 4.05 of the Disclosure Schedules, the Company does not own, or have any interest in, any shares or have an ownership interest in any other Person.

Section 4.06    Financial Statements. Complete copies of the Company’s (i) audited financial statements, consisting of the balance sheet of the Company as at December 31 in each of the years 2018 and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended and (ii) the Company’s unaudited financial statements consisting of the balance sheet of the Company as at September 30 in the year 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine months then ended (the financial statements referred to in items (i) and (ii), collectively, the “Financial Statements”) are included in Section 4.06 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved with the exceptions set forth in Section 4.06 of the Disclosure Schedules and except for the absence of footnotes and normal year-end adjustments in the case of the unaudited interim Financial Statements referred to in clause (ii) above. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, subject, in the case of the unaudited interim Financial Statements referred to in clause (ii) above, to normal year-end adjustments, which were not material in amount or nature, either individually or in the aggregate. The balance sheet of the Company as of September 30, 2020, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in all material respects in accordance with GAAP except as set out in Section 4.06 of the Disclosure Schedules.

Section 4.07    Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

Section 4.08    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of the charter, by-laws or other organizational documents of the Company;

(c)    split, combination or reclassification of any shares of its capital stock;

(d)    issuance, sale or other disposition of any of its capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)    except for payment of the Declared Dividend, declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)    material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)    entry into any Contract that would constitute a Material Contract except sales or non-exclusive licenses of products of the Company in the ordinary course of business consistent with prior practice, copies of which licenses or sales agreements have been provided to Parent;

(h)    incurrence, assumption or guarantee of any Indebtedness;

(i)    transfer, assignment, sale or other disposition of any of the assets or properties of the Company except (i) sales or non-exclusive licenses of products of the Company in the ordinary course of business consistent with prior practice, copies of which licenses or sales agreements have been provided to Parent, or (ii) involving amounts not greater than $25,000 in any individual case or $100,000 in the aggregate;

(j)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements except sales or non-exclusive licenses of products of the Company in the ordinary course of business consistent with prior practice, copies of which licenses or sales agreements have been provided to Parent;

(k)    material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)    any capital investment in, or any loan to, any other Person;

(m)    acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(n)    any capital expenditures in excess of $25,000 in any individual case or $100,000 in the aggregate;

(o)    imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible except sales or non-exclusive licenses of products of the Company in the ordinary course of business consistent with prior practice, copies of which licenses or sales agreements have been provided to Parent;

(p)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q)    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(r)    except as required by Law, adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(t)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)    except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)    action by the Company to make, change or rescind any material Tax election, amend any material Tax Return, or take any position on any Tax Return inconsistent with past practice unless required by applicable Law; or

(y)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09    Material Contracts.

(a)    Section 4.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any of the Company’s Real Property (including brokerage contracts) listed or otherwise disclosed in Section 4.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 4.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)    each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” or “most favored nation” provisions;

(iii)    all Contracts of the Company that provide for the indemnification by the Company of any Person for environmental or other Liabilities of any Person involving aggregate obligations of the Company thereunder in excess of $25,000;

(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)    all Contracts of the Company with Customers and Material Suppliers involving aggregate consideration in excess of $100,000;

(vi)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vii)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(viii)    all Contracts relating to Indebtedness (including guarantees) of the Company;

(ix)    all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(x)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.09.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 4.10    Title to Assets; Real Property.

(a)    The Company does not own any Real Property and has good and valid title to, or a valid leasehold interest in, all Real Property and personal tangible property and other tangible assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)    liens for Taxes not yet due and payable or which are being contested in good faith through proper proceedings and for which adequate reserves have been established on the Company’s books in accordance with GAAP;

(ii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)    easements, rights of way, zoning ordinances and other similar encumbrances affecting the Company’s Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv)    liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)    Section 4.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property leased or subleased by the Company; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company has delivered or made available to Parent true, complete and correct copies of any leases affecting Real Property of the Company. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Company’s Real Property in the conduct of its business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Company’s Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Company’s Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.11    Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the tangible property and assets necessary to conduct the business of the Company as currently conducted.

Section 4.12    Intellectual Property.

(a)    Section 4.12(a) of the Disclosure Schedules is a true, complete, and accurate list of all (i) Company IP Registrations (showing in each case the recorded name of the owner, filing date, date of issuance or registration, jurisdiction, and registration or application number); (ii) all Owned Intellectual Property that are not registered but are material to the Company’s business or operations as currently conducted; and (iii) all Company IP Agreements pursuant to which the Company has obtained a license to use Licensed Intellectual Property, other than COTS. All required filings (including inventor’s declarations, information disclosure statements, and other documents required by the relevant Governmental Authorities) and fees for the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are subsisting and in good standing and have not expired or been cancelled, abandoned, or otherwise terminated except as set forth in Section 4.12(a) of the Disclosure Schedules. To the Company’s Knowledge, the Company IP Registrations are valid and, other than pending patent applications, enforceable.

(b)    Section 4.12(b) of the Disclosure Schedules lists all Company IP Agreements that are currently in effect. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Company’s Knowledge, any other party thereto is in material breach of or default under (or is alleged in writing to be in breach of or default under), or has provided or received in writing any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)    The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Owned Intellectual Property, and has a valid right or license under all Licensed Intellectual Property, in each case, free and clear of Encumbrances other than Permitted Encumbrances and those Encumbrances set forth in any Company IP Agreement. The Company has the right to transfer, convey or assign to any third party without any consent of, waiver from or payment to any Person whatsoever the full right, title and interest of the Company in the Owned Intellectual Property. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, involved in the research or development of products or services, including the development of Intellectual Property, on behalf of Company (collectively, the “Developers”), whereby such Developer: (i) assigns to the Company any ownership interest and right they may have in Intellectual Property created on behalf of the Company; (ii) acknowledges the Company’s exclusive ownership of the applicable Owned Intellectual Property; and (iii) waives all moral rights in and to the Owned Intellectual Property. The Company has provided Merger Sub with true and complete copies of all such agreements. The Owned Intellectual Property was conceived, reduced to practice, developed or otherwise created only by the Developers, and the Developers did not incorporate any pre-existing work product or other materials proprietary to the Developers or any third party in such conception, reduction to practice, development, or creation.

(d)    The Company has the exclusive right to use the Owned Intellectual Property, except as set forth in the Company IP Agreements. The Company has not granted any licenses to use the Owned Intellectual Property except as set forth in the Company IP Agreements. Except as may be set forth in the Company IP Agreements, the Company is under no obligation, and the transactions contemplated by this Agreement shall not create any obligation on the Company that would require the Owned Intellectual Property to be licensed to any Person(s). For greater certainty, this Section 4.12(d) shall not be construed or interpreted as a representation and warranty that deals with or has the effect of dealing with the infringement, misappropriation, or other violation of the Intellectual Property of any Person.

(e)    The consummation of the transactions contemplated hereunder will not, with respect to the Company’s right to own, use, or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted, including any Owned Intellectual Property or Licensed Intellectual Property: (i) result in the loss or impairment of such rights, (ii) trigger any additional obligations or liabilities on the Company for such rights; (iii) give rise to any rights of any third party to terminate such rights; (iv) trigger or otherwise give rise to payment of any additional amounts with respect to such rights; or (v) require the consent of any other Person in respect of such rights.

(f)    The Company has taken reasonable steps to maintain the Intellectual Property of the Company and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property of the Company, including requiring all Persons having access to such trade secrets to execute written non-disclosure agreements. There have been no breaches by the Company or, to Company’s Knowledge, the third party thereto of such non-disclosure agreements.

(g)    Except as set forth in Section 4.12(g) of the Disclosure Schedules, to the Company’s Knowledge: (i) the conduct of the Company’s business and the products, processes and services sold or otherwise commercialized by the Company, and (ii) the use of the Owned Intellectual Property by the Company in the conduct of the Company’s business as currently and formerly conducted, on its own or in combination with the Licensed Intellectual Property, have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person. To the Company’s Knowledge, no Person has infringed or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property. For the purposes of this Section 4.12(g), “Knowledge”, with respect to the Company, shall mean the actual knowledge of any executive officer of the Company, after reasonable inquiry.

(h)    There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened in writing (including in the form of offers or invitations to obtain a license): (i) against Company alleging any infringement, misappropriation, or violation of the Intellectual Property of any Person by the Company; (ii) against Company challenging the validity, enforceability, registrability or ownership of any Owned Intellectual Property (including any Company IP Registrations) or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, dilution or violation by any Person of the Owned Intellectual Property. The Company is not subject to any outstanding Governmental Order (including, to the Company’s Knowledge, any motion or petition therefor) that does or would materially restrict or impair its use of any Company Intellectual Property.

(i)    The Company has filed and is prosecuting the pending applications listed in Section 4.12(a)(i) of the Disclosure Schedules (the “Company Applications”) in accordance with applicable Law and filed, prosecuted, and is properly and correctly maintaining the patents listed in Section 4.12(a)(i) of the Disclosure Schedules (the “Company Patents”) in accordance with applicable Law. To the Company’s Knowledge, (a) there is no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any Company Patent invalid or unenforceable or would materially affect any Company Application; and (b) the Company has not misrepresented, or failed to disclose, any facts or circumstances in any Company Application or any application for any Company Patent that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Application or Company Patent.

(j)    The Licensed Intellectual Property constitutes all of the Intellectual Property, other than Owned Intellectual Property, used by the Company in the operation of its business as currently conducted.

(k)    Except as otherwise disclosed in Section 4.12(k) of the Disclosure Schedules, no (a) government funding; (b) facilities of a university, college, other educational institution or research center; or (c) funding from any Persons (other than funds received in consideration for shares in the capital of the Company) was used in the development of the Owned Intellectual Property and, to the Company’s Knowledge, except as otherwise disclosed in Section 4.12(k) of the Disclosure Schedules, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any of the Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company. None of the government, university, college, or other educational institutions or research centers disclosed in Section 4.12(k) of the Disclosure Schedules has or retains any right, title, or interest of any kind, including any ownership interest or license rights, in or to any Owned Intellectual Property.

(l)    In connection with its collection, use, storage, retention, disclosure, and transfer (including any transfer across national borders) and/or use of any personally identifiable information from any individuals, including any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), the Company is and has been in compliance in all material respects with all applicable Law in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

Section 4.13    Customers; Suppliers. Section 4.13 of the Disclosure Schedules sets forth:

(a)    (i) each customer from whom the Company has received consideration for goods delivered or licensed or services rendered in the most recently completed fiscal year and in the nine (9)-month period ended September 30, 2020, (collectively, the “Customers”); and (ii) the revenues from each Customer during each such period. The Company has not received any notice that any of its Customers has ceased or intends to cease, to purchase or license goods or services from the Company or to otherwise terminate or materially reduce its relationship with the Company.

(b)    (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice that any of its Material Suppliers has ceased or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.14    Insurance. Section 4.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. To the Company’s Knowledge, the Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company. The Insurance Policies are sufficient for compliance in all material respects with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 4.15    Legal Proceedings; Governmental Orders.

(a)    There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 4.16    Compliance With Laws; Permits.

(a)    The Company has complied, and is now complying in all material respects with all Laws applicable to it or its business, properties or assets.

(b)    All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules.

Section 4.17    Environmental Matters.

(a)    The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.17(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c)    No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)    There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(e)    Section 4.17(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)    Section 4.17(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g)    The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)    The Company has provided or otherwise made available to Parent and listed in Section 4.17(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(i)    The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 4.18    Employee Benefit Matters.

(a)    Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, contingent or otherwise (as listed on Section 4.18(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 4.18(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)    With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following, where applicable: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) copies of the most recent summary plan descriptions together with the most recent summary of material modifications, if any, with respect to each Benefit Plan; (v) employee handbooks; (vi) any material written communication (or a description of any material oral communication) to an employee of the Company relating to any Benefit Plan, which is not reflected in the current summary plan description or plan document; (vii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (viii) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three (3) most recently filed Form 5500, with schedules and financial statements attached; (ix) actuarial valuations and reports related to any Benefit Plans with respect to the three (3) most recently completed plan years; (x) the three (3) most recent nondiscrimination tests performed under the Code; and (xi) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in all material respects in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To the Company’s Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)    Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) any (i) employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) Multiemployer Plan; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (v) any funded welfare benefit plan within the meaning of Section 419 of the Code, and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e)    Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)    Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits. The obligations of all Employee Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider. The Company and each of its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Health Insurance Portability and Accountability Act, as amended, and the regulations (including the proposed regulations) thereunder and the Patient Protection and Affordable Care Act of 2010, as amended.

(g)    There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan or any fiduciary or service provider thereof, and, to the Company’s Knowledge, there is no reasonable basis for any such litigation or proceeding. The Benefit Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(h)    Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)    Except as disclosed in Section 4.18(i) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 4.19    Employment Matters.

(a)    Section 4.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all earned compensation, including wages, commissions and bonuses, due and payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full.

(b)    The Company is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and, to the Company’s Knowledge there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. To the Company’s Knowledge, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)    The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated by the Company as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified by the Company. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

Section 4.20    Taxes.

(a)    All income and other material Tax Returns required to be filed (after giving effect to applicable extensions) on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All income and other material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with material amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)    The Company has not received any written claim from any Government Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    The Company is not currently the beneficiary of any extensions or waivers of statutes of limitations with respect to any material Taxes of the Company (other than extensions obtained automatically in the ordinary course of business).

(e)    The amount of the Company’s Liability for any material unpaid Taxes for all periods ending on or before December 31, 2016 have been accrued on the Financial Statements in accordance with GAAP.

(f)    All material deficiencies asserted, or material assessments made, against the Company as a result of any examinations by any Government Authority with respect to Taxes have been fully paid.

(g)    The Company is not a party to any Action by any Government Authority with respect to Taxes. To the Company’s knowledge, there are no pending or threatened Actions by any Government Authority with respect to Taxes.

(h)    The Company has delivered to Parent copies of all material federal, state, local and foreign income, franchise and similar Tax Returns of the Company for all Tax periods ending after December 31, 2016.

(i)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(j)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax), the obligations of which will survive the Closing.

(k)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Government Authority with respect to the Company, in each case with respect to income or other material Taxes.

(l)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which is the Company). The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise (other than contracts or agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax).

(m)    The Company will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    a prepaid amount received on or before the Closing Date; or

(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law entered into on or before the Closing Date.

(n)    The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)    The Shares are not “taxable Canadian property” as defined in the Income Tax Act (Canada).

(p)    At no time during the two-year period ending on the date hereof was the Company a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)    The Company is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)    Section 4.20(r) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company files Tax Returns.

(s)    The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t)    For the avoidance of doubt, Section 4.18 and this Section 4.20 contain the sole and exclusive representations and warranties with respect to matters relating to Taxes and (except for the representations and warranties set forth in Section 4.20(c), Section 4.20(d), Section 4.20(f), Section 4.20(j), Section 4.20(k), Section 4.20(m), and Section 4.20(s)) may only be relied upon for purposes of Pre-Closing Tax Periods. Nothing in this Section 4.20 or otherwise in this Agreement shall be construed as a representation, covenant or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a Pre-Closing Tax Period or (ii) any Tax positions that Parent or any of their Affiliates (including the Company and any of its subsidiaries) may take in or in respect of a Post-Closing Tax Period (except with respect to this clause (ii) for the representations and warranties set forth in Section 4.20(c), Section 4.20(d), Section 4.20(f), Section 4.20(j), Section 4.20(k), Section 4.20(m), and Section 4.20(s)).

(u)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(v)    Except as disclosed in Section 4.20(v) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will could (either alone or upon the occurrence of any additional or subsequent events) (i) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

(w)    Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

Section 4.21    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 4.22    Related-Party Transactions. Except as set out in Section 4.22 of the Disclosure Schedules, no executive officer or director of the Company or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 4.23    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 4.24    Zoetis License.

(a)    The Zoetis License is valid and binding on Zoetis in accordance with its terms, is in full force and effect and is enforceable by the Company against Zoetis in accordance with its terms.

(b)    Neither the Company nor, to the Company’s Knowledge, Zoetis is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, the Zoetis License. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under the Zoetis License or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. A complete and correct copy of the Zoetis License (including all modifications, amendments and supplements thereto and waivers thereunder) has been made available to Parent.

(c)    The Company has performed all of its obligations pursuant to the Zoetis License that are required by be performed at or prior to the date of this Agreement.

Section 4.25    Bank Accounts. Section 4.25 of the Disclosure Schedules sets forth a true, correct and complete list of (a) all bank accounts (collectively, the “Company Bank Accounts”) and safe deposit boxes of the Company, and all Persons who are signatories thereunder or who have access thereto, (b) the balance of each Company Bank Account as of the date of this Agreement, and (c) the names of all Persons holding general or special powers of attorney from the Company and a summary of the terms thereof.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01    Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Merger Sub is a direct wholly owned subsidiary of Parent. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub (the “Parent Charter Documents”); (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of California.

Section 5.03    No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.05    Sufficiency of Funds. Parent has, or will upon Closing and completion of the Debt Financing have, sufficient cash on hand or other sources of immediately available funds to enable it to make the payments contemplated hereunder and consummate the transactions contemplated by this Agreement.

Section 5.06    Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Article VI

COVENANTS

Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise expressly required by this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing and except (A) as expressly contemplated by this Agreement and (B) as required by Law, from the date hereof until the Closing Date:

(a)    the Company shall:

(i)    preserve and maintain all of its Permits;

(ii)    pay its debts, including Taxes, when due;

(iii)    maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and prosecution of Owned Intellectual Property comprising Company IP Registrations in the ordinary course;

(iv)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(v)    defend and protect its properties and assets from infringement or usurpation in materially the same manner as the Company previously did so;

(vi)    perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(vii)    maintain its books and records in accordance with past practice, as modified in connection with the Audit; and

(viii)    comply in all material respects with all applicable Laws; and

(b)    the Company shall not, without the consent of Parent:

(i)    acquire or agree to acquire in any manner (whether by merger, amalgamation, consolidation, equity purchase, asset purchase, or otherwise) any other Person or business;

(ii)    enter into a new line of business or abandon or discontinue any existing lines of business;

(iii)    adopt any amendments to the Company Charter Documents;

(iv)    sell, license, lease, assign, grant interests in, transfer, abandon, fail to renew, or otherwise dispose of any assets (including Intellectual Property) of the Company;

(v)    liquidate or dissolve the Company;

(vi)    (A) enter into any contract or other arrangement that would constitute a Material Contract, (B) amend, modify or renew any Material Contract, (C) waive any material benefits under any Material Contract or grant any consent or release in respect of any matters related to any Material Contract, (D) terminate (either partially or completely) or cancel any Material Contract; or (E) cause or permit any acceleration of any material terms under any Material Contract;

(vii)    forgive, cancel or compromise any debt or claim, or waive or release any right of value to the Company;

(viii)    create or permit to exist any new Encumbrance (other than Permitted Encumbrances) upon any assets of any of the Company, whether tangible or intangible;

(ix)    make any change in accounting principles reflected in the Financial Statements by the Company, except as required by applicable Law;

(x)    remove or replace the auditor of the Company;

(xi)    except as required by applicable Law, grant any increase in the compensation or benefits of any current or former director, officer, employee or consultant (as applicable) of the Company, or make a bonus, termination, severance or change of control payment to any current or former director, officer, manager, member, partner, employee or consultant of the Company;

(xii)    incur, assume or guarantee any Indebtedness or make or provide any loans or advances;

(xiii)    hire any new employee or consultant or terminate any employee or consultant;

(xiv)    other than as explicitly contemplated in this Agreement, authorize, issue, sell or otherwise dispose of any stock, other equity interests or ownership interests (as applicable) in the capital of the Company or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any such stock, other equity interests or ownership interests, or modify or amend any right of any holder of any such outstanding shares, other equity interests or ownership interests;

(xv)    other than as explicitly contemplated in this Agreement, directly or indirectly redeem, purchase or otherwise acquire any of such stock, other equity interests or ownership interests (as applicable) in the capital of the Company;

(xvi)    cancel or materially reduce any of its insurance coverage or make any proposals regarding same;

(xvii)    compromise or settle any litigation, proceeding or governmental investigation relating to the Company or its assets;

(xviii)    amend or renew any Permitted Encumbrance;

(xix)    withdraw, or permit any withdrawal of, any amount from any of the Company Bank Accounts other than in the ordinary course of business, consistent with past practice;

(xx)    take or permit any action that would cause any of the changes, events or conditions described in Section 4.08 to occur; or

(xxi)    authorize or enter into any agreement, Contract or commitment to do any of the foregoing or authorize, take or agree to take (or fail to take) any action with respect to the foregoing.

Section 6.02    Indebtedness. Notwithstanding any other provision of this Agreement, the Company shall not incur any additional Indebtedness from the date hereof until the Closing Date without the prior written consent of Parent.

Section 6.03    Employment and Consulting Arrangements. From the date hereof until the Closing Date, the Company shall, and shall direct its Representatives to, use commercially reasonable efforts to assist Merger Sub in retaining any employees and/or consultants that Merger Sub elects to employ or engage following the Closing, including by making introductions between Merger Sub and its Representatives and any employees and/or consultants of the Company and facilitating meetings and discussions between such employees and/or consultants, in each case as requested by Merger Sub. The Company shall not discourage or provide any incentive to an employee or consultant not to enter into any such employment or consulting arrangement. As soon as practicable following Closing, Parent will enter into the Employment and Consulting Agreements on terms satisfactory to the parties thereto, each acting reasonably.

Section 6.04    Access to Information.

(a)    From the date hereof until the Closing, the Company shall (a) afford Parent and its Representatives full and free access to and the right to inspect all of the Company’s Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b)    Each of Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.05    No Solicitation of Other Bids.

(a)    The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, at any time prior to the End Date, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets. Nothing in this Section 6.05(a) shall restrain the Company from continuing to conduct its business in the ordinary course, consistent with past practice, including entering into license transactions with customers.

(b)    In addition to the other obligations under this Section 6.05, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)    Parent shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, at any time prior to the End Date, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding the acquisition of any business that is competitive with the business of the Company (a “Competing Transaction”); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Competing Transaction; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Competing Transaction. Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Competing Transaction. Nothing in this Section 6.05(c) shall restrain Parent from continuing to conduct its business in the ordinary course, consistent with past practice, including entering into license transactions with customers.

(d)    Each of the Company and Parent agrees that the rights and remedies for noncompliance with this Section 6.05 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the other Party and that money damages would not provide an adequate remedy to the other Party.

Section 6.06    Stockholders Consent.

(a)    The Company shall use its reasonable best efforts to obtain, within two (2) Business Days following the execution and delivery of this Agreement, the Requisite Company Vote pursuant to written consents of the Stockholders in a form which is acceptable to Parent (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

(b)    Promptly following, but in no event more than five (5) Business Days after, receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with the CCC and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the CCC and the bylaws of the Company and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Chapter 13 of the CCC. The Stockholder Notice shall include therewith a copy of Chapter 13 of the CCC and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the period during which a Stockholder must demand appraisal of such Stockholder’s Company Common Stock as contemplated by the CCC. All materials submitted to the Stockholders in accordance with this Section 6.06(b) shall be subject to Parent’s advance review and reasonable approval.

Section 6.07    Notice of Certain Events.

(a)    From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Parent’s receipt of information pursuant to this Section 6.07 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.08    Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of each of the officers and directors of the Company.

Section 6.09    Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    The Company and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.02 of the Disclosure Schedules.

(c)    Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties shall use all commercially reasonable efforts to:

(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)    in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)    Notwithstanding the foregoing, nothing in this Section 6.09 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.10    Termination of Plans and Agreements.

(a)    The Company shall take or shall cause to be taken all commercially reasonable steps to terminate the Company Stock Plan prior to Closing.

(b)    The Company shall take or shall cause to be taken all actions necessary, including the adoption of written resolutions of the appropriate governing body in a form reasonably satisfactory to Parent (copies of which shall be provided to Parent prior to the Closing), to terminate each Benefit Plan intended to be qualified under Section 401(a) of the Code, including the Trianni Inc. 401(k) Profit Sharing Plan and Trust (the “Company 401(k) Plan”), and to fully vest all participants under such Company 401(k) Plan (including any participant who experienced a forfeiture in connection with a termination of employment in the last 12 months), such termination and vesting to be effective no later than the Business Day preceding the Closing Date; provided, however, that the Company 401(k) Plan termination and full vesting of participants thereunder may be made contingent upon the consummation of the Merger. On or prior to the Closing Date, the Company shall contribute all contributions to the Company 401(k) Plan (i) which are required to be made on or before the Closing Date under the Company 401(k) Plan, and (ii) which relate to service or employee salary deferral contributions on or prior to the Closing Date, whether or not required to be made on or prior to the Closing Date under the Company 401(k) Plan.

Section 6.11    Closing Conditions From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.12    Public Announcements. The initial press release relating to this Agreement and the transactions contemplated hereby will be a joint release agreed upon by the Parties, except for any press releases or public statements the making of which may be required by applicable Law or the rules of any national securities exchange. The Parties agree to consult with each other before issuing any further press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby which differs substantially from previously agreed upon press releases or public statements and, except for any press releases and public statements the making of which may be required by applicable Law or the rules of any national securities exchange, no Party will issue any such press release or make any such public statement unless the content of such press release or public statement shall have been agreed upon by the Parties.

Section 6.13    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.14    Directors’ and Officers’ Indemnification and Insurance.

(a)    Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.14 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)    For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c)    Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d)    The obligations of Parent and the Surviving Corporation under this Section 6.14 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.14 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.14 applies shall be third-party beneficiaries of this Section 6.14, each of whom may enforce the provisions of this Section 6.14).

(e)    In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.14. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.14 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.15    Cooperation with Debt Financing. The Company shall, and shall use commercially reasonable efforts to cause its Representatives to, at Parent’s sole expense, provide all cooperation reasonably requested by Parent in connection with the Debt Financing, including providing all information reasonably requested by Parent or Merger Sub in support of the Debt Financing and permitting Parent and Merger Sub to share such information with the sources of the Debt Financing.

Section 6.16    Cooperation with Audit of Financial Statements. The Company shall cooperate with Parent in respect the audit, at the direction of Parent, of such financial statements of the Company as Parent shall reasonably require by an independent accounting firm mutually agreeable to Parent and the Company (the “Audit”). The Company shall use its commercially reasonable efforts to assist such auditor in the conduct of the Audit, provided that such assistance shall not require the Company to hire any additional person and that the obligation to provide such assistance shall be subordinate to the obligation of the Company to maintain the business of the Company in the ordinary course pursuant to Section 6.01 and to support the Merger. Parent shall be responsible for the reasonable, out-of-pocket expenses incurred by the Company in connection with the Audit, including the reasonable fees and expenses of the auditor and of the Company’s existing bookkeeping and accounting firms incurrent in preparation for and support of the Audit (collectively, the “Audit Expenses”).

Section 6.17    Payment of Declared Dividend. Immediately prior to the Closing, the Company shall pay to Paying Agent an amount equal to the Declared Dividend Amount for prompt payment of the Declared Dividend to stockholders of record of the Company on July 20, 2020.

Article VII

TAX MATTERS

Section 7.01    Tax Covenants.

(a)    Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), prior to the Closing, the Company, its Representatives and the Stockholders shall not make, change or rescind any material Tax election, amend any material Tax Return or take any position on any material Tax Return inconsistent with past practice unless required by applicable Law.

(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by the Holders and 50% by Parent when due. Subject to applicable Law, any Tax Returns that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for the filing of such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least five (5) Business Days prior to the due date for such Tax Returns for its review and comment.

Section 7.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not, but excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 7.03    Tax Returns.

(a)    The Company shall prepare and timely file, or cause to be prepared and timely filed, all income and other material Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all income and other material Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (except to the extent otherwise required by Law).

(b)    Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (except to the extent otherwise required by Law) and, if it is an income or other material Tax Return or otherwise would reasonably be expected to give rise to an indemnity obligation of Holders pursuant to Article IX, shall be submitted by Parent to the Holder Representative (together with schedules, statements and, to the extent requested by the Holder Representative, supporting documentation) at least 45 calendar days prior to the due date (including extensions) of such Tax Return. If the Holder Representative objects to any item on any such Tax Return, it shall, within 20 calendar days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Holder Representative shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Parent and the Holder Representative are unable to reach such agreement within 10 days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Auditor and any determination by the Independent Auditor shall be final. The Independent Auditor shall resolve any disputed items within 15 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Auditor is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Auditor’s resolution. The costs, fees and expenses of the Independent Auditor shall be borne equally by Parent and the Holder Representative (on behalf of the Holders). The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period or is not otherwise reasonably expected to give rise to an indemnity obligation of Holders pursuant to Article IX shall be exclusively within the control of Merger Sub.

(c)    Except with the prior written consent of the Holders (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Parent shall not, and shall cause its Affiliates, the Company, and Merger Sub not to, (i) make any Tax election that has any retroactive effect in the portion of any Pre-Closing Tax Period ending on or prior to the Closing Date, (ii) amend or cause to be amended any Tax Return of the Company for any Pre-Closing Tax Period, or (iii) take any other action with respect to Taxes of the Company to the extent that such action could adversely affect the Holders, including materially increasing the Holders’ liability pursuant to this Agreement.

(d)    Notwithstanding anything herein to the contrary, the Holder Representative shall cause to be prepared and timely filed amendments to the Company’s federal and state income Tax Returns for its 2018 and 2019 taxable years in order to address changes to the financial statements for such years in connection with the recently completed audit of such financial statements, provided that the prior written consent of the Surviving Corporation (such consent not to be unreasonably withheld, delayed, conditioned or denied) shall be obtained prior to filing any such amendment. The net amount of any adjustments resulting from such amended Tax Returns shall constitute a Pre-Closing Tax Refund under Section 7.08 or an indemnified Loss under Section 9.02, as applicable.

Section 7.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year of the Company as of end of the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

All determinations necessary to give effect to the allocations set forth in the foregoing clause (a) shall be made in a manner consistent with the prior practice of the Company.

Section 7.05    Contests. Parent agrees to give prompt written notice to the Holder Representative of the receipt of any written notice by the Company, the Surviving Corporation, Merger Sub, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by the Parent Indemnities pursuant to Article IX (specifying with reasonable particularity the basis therefor) (a “Tax Claim”) and will give the Holder Representative such information with respect thereto as the Holder Representative may reasonably request; provided, that failure to comply with this provision shall not affect the Parent Indemnities’ right to indemnification under Article IX except to the extent that the Holders are actually prejudiced thereby. The Holder Representative may, at the Holders’ expense and upon notice to Parent, assume the defense or conduct of such Tax Claim, provided that the Holder Representative shall not, and shall cause none of the Holder Representative’s Affiliates to, settle, compromise and/or concede any such Tax Claim to the extent that it would reasonably be expected to adversely affect the Tax liability of Merger Sub, Parent or, after the Closing, the Company, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Holder Representative fails to provide notice to Parent that it intends to assume the defense or conduct of such a Tax Claim, Parent shall control the contest or resolution of any Tax Claim; provided, however, that (x) the Holder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Holder Representative, and (y) Parent shall not, and shall cause none of the Company, the Surviving Corporation, Merger Sub or any of Parent’s Affiliates to, settle, compromise and/or concede, any such Tax Claim without the prior written consent of the Holder Representative, which consent shall not be unreasonably withheld or delayed.

Section 7.06    Cooperation and Exchange of Information. The Holder Representative, Parent, the Company (after the Closing, the Surviving Corporation) and Merger Sub shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Parent, the Holder Representative, the Company (after the Closing, the Surviving Corporation) and Merger Sub shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other Parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Parent, the Holder Representative, the Company (after the Closing, the Surviving Corporation) or Merger Sub (as the case may be) shall provide the other Parties with reasonable written notice and offer the other Parties the opportunity to take custody of such materials.

Section 7.07    Tax Certificates. Parent and the Company (and after the Closing, the Holder Representative) agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions considered herein).

Section 7.08    Refunds and Tax Benefits. Any refunds or credits of Taxes with respect to any Pre-Closing Tax Period that are received by Parent, the Company (after the Closing, the Surviving Corporation), Merger Sub or any of their Affiliates on or after the Closing Date, including as a result of the deduction of the Transaction Expenses (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of the Holders, and Parent shall pay over to the Paying Agent for the benefit of the Holders any such Pre-Closing Tax Refund within 15 Business Days after receipt thereof, net of any Taxes of the Surviving Corporation directly attributable to the receipt of such Pre-Closing Tax Refunds in the year of receipt (as determined on a “with and without” basis). Notwithstanding the foregoing, in no event shall this Section 7.08 require that Parent, the Surviving Corporation, Merger Sub or any of their Affiliates make any payment of any Pre-Closing Tax Refund (and such Pre-Closing Tax Refund shall be for the benefit of Parent) (i) that is the result of the carrying back to a Pre-Closing Tax Period of any net operating loss or other Tax attribute or Tax credit arising in a Post-Closing Tax Period (except to the extent that such net operating loss, Tax attribute or Tax credit is attributable to Transaction Expenses that are deductible in a Post-Closing Tax Period, as determined on a “with and without” basis), (ii) that results from the payment of Taxes with respect to a Pre-Closing Tax Period made on or after the Closing Date to the extent (X) none of Parent, the Surviving Corporation, Merger Sub or any of their Affiliates was indemnified or otherwise reimbursed for such Taxes or (Y) such Taxes were not taken into account in the calculation of Indebtedness or Working Capital and were not otherwise paid by the Stockholders on or after the Closing Date, or (iii) that gives rise to a payment obligation (other than an obligation to pay Taxes) by Parent, the Surviving Corporation, Merger Sub or any of their Affiliates to any Person under applicable Laws or pursuant to a provision of a contract or other agreement entered (or assumed) prior to the Closing. The Holders shall reimburse Parent, the Surviving Corporation, Merger Sub or any of their Affiliates for any reasonable out-of-pocket third-party expenses incurred in obtaining, attempting to obtain, retaining or attempting to retain, any Pre-Closing Tax Refunds for the benefit of the Holders. Parent shall reasonably cooperate with the Holder Representative in obtaining such Pre-Closing Tax Refunds, including through the filing of amended Tax Returns or refund claims, it being understood that (A) in the event that a Tax Return for a Pre-Closing Tax Period reflects a net operating loss or tax credit that can be carried back to another Pre-Closing Tax Period, Parent and the Company shall do so at the Holders’ direction and (B) such Pre-Closing Tax Refunds shall be claimed in cash rather than as a credit against future Tax liabilities. Notwithstanding anything to the contrary in this Section 7.08, to the extent any Pre-Closing Tax Refund is subsequently determined by any Governmental Authority to be less than the amount paid to the Holders pursuant to this Section 7.08, the Holders shall promptly repay such amount to Parent. Notwithstanding the foregoing, but subject to Section 7.03(d), Parent shall not be required to file, or cause to be filed, an amended return or otherwise seek a Tax refund for a Pre-Closing Tax Period of the Company if Parent reasonably determines that any such action would reasonably be expected to give rise to a material adverse Tax effect to Parent, the Surviving Corporation, Merger Sub or any of their Affiliates in a Post-Closing Tax Period. Notwithstanding anything to the contrary in this Agreement, the Holder Representative shall have no obligation to prepare or file any Tax Returns.

Section 7.09    Taxation of Certain Closing Payments. The parties hereto shall treat the Transaction Expenses and payments to employees of the Company pursuant to Section 2.09 as properly allocable to a portion of the Closing Date before the Closing shall occur, which shall be treated for all U.S. federal income Tax purposes and any applicable state and local and non-U.S. Tax purposes as occurring in the Pre-Closing Tax Period, and which therefore shall be deductible by the Company in the Pre-Closing Tax Period except to the extent otherwise required by applicable Law.

Section 7.10    Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

Article VIII

CONDITIONS TO CLOSING

Section 8.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    This Agreement shall have been duly adopted by the Requisite Company Vote.

(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in force and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)    The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the Fundamental Representations and the representations and warranties of the Company contained in Section 4.06 and Section 4.12, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations and the representations and warranties of the Company contained in Section 4.06 and Section 4.12 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)    The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)    Each of the Approvals shall have been received, in form and substance satisfactory to Parent, acting reasonably, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)    From September 30, 2020, to the Closing Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)    The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(g)    Holders of less than 0.5% of the outstanding Company Stock on a fully diluted basis shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Chapter 13 of the CCC with respect to such shares of Company Stock and the Merger.

(h)    Parent shall be reasonably satisfied that the Working Capital will not be less than zero Dollars ($0).

(i)    Indemnification Agreements shall have been duly executed and delivered by Holders who hold in the aggregate 99.5% of the outstanding Company Stock on a fully diluted basis, and such Indemnification Agreements shall be in full force and effect.

(j)    Each of the agreements referred to in Section 6.10 shall have been terminated.

Section 8.03    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Parent and Merger Sub contained in Section 5.01, Section 5.02, and Section 5.04, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 5.01, Section 5.02, and Section 5.04 shall be true and correct in all respects on an as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)    Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)    All approvals, consents and waivers that are listed on Section 5.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(e)    Parent shall have delivered on behalf of Merger Sub each of the closing deliverables set forth in Section 2.03(b).

Article IX

INDEMNIFICATION

Section 9.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that (a) the Core Intellectual Property Representations shall survive until the date that is 24 months from the Closing Date; and (b) the Fundamental Representations shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus a further 30 days following the end of such period. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing and remain in full force and effect until the last date on which all applicable statutes of limitations (as the same may be extended or waived) shall have expired, except as otherwise expressly set forth in this Agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02    Indemnification by Holders. Subject to the other terms and conditions of this Article IX, the Holders, severally and not jointly (in accordance with their respective Indemnification Pro Rata Share), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement, or in a certificate delivered by or on behalf of the Company pursuant to Section 2.03(a)(ii) of this Agreement, as of the date hereof and as of the Closing Date as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

(c)    the Zoetis License, provided that the Budgeted Zoetis Expenses and any Unbudgeted Zoetis Expense the Holders pay for in full as set out in Section 3.07(d) shall not constitute Losses under this Section 9.02(b);

(d)    any claim made by any Holder relating to such Person’s rights with respect to the Purchase Price;

(e)    any inaccuracy in or breach of any of the representations or warranties of the Company contained in the Paying Agency Agreement, but solely in respect of the period prior to Closing;

(f)    any claim made by a Holder relating to any action or inaction by the Holder Representative in respect of its obligations pursuant to this Agreement or the Holder Representative Agreement; and

(g)    any Pre-Closing Taxes.

Section 9.03    Indemnification by Parent. Subject to the other terms and conditions of this Article IX, Parent shall indemnify and defend each of the Holders and their Affiliates and their respective Representatives (collectively, the “Holder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Holder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in a certificate delivered by or on behalf of Parent or Merger Sub pursuant to Section 2.03(b)(i) of this Agreement, as of the date hereof and as of the Closing Date as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

Section 9.04    Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)    Holders shall not be liable to the Parent Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $150,000 (the “Basket”), in which event Holders shall be required to pay or be liable for all such Losses. The aggregate amount of all Losses for which Holders shall be liable pursuant to Section 9.02(a) shall not exceed $6,500,000 (the “General Indemnification Cap”), provided that:

(i)    the aggregate amount of all Losses for which Holders shall be liable pursuant to Section 9.02(a) in respect of any inaccuracy in or breach of any of the Core Intellectual Property Representations shall not exceed the sum of $33,500,000 plus any amounts that, at the relevant time, remain available under the General Indemnification Cap; and

(ii)    the aggregate amount of all Losses for which Holders shall be liable pursuant to Section 9.02(a) in respect of any inaccuracy in or breach of any of the Fundamental Representations or pursuant to Section 9.02(b), Section 9.02(c), Section 9.02(d), Section 9.02(e), Section 9.02(f), or Section 9.02(g) shall not exceed the Purchase Price.

(b)    Notwithstanding Section 9.04(a), except in the case of fraud or willful breach by a Holder (in which case, for greater certainty, no limitation of liability shall apply), no Holder will be liable to indemnify the Parent Indemnitees for any Losses in excess of the portion of the Purchase Price (including any portion of the Earn-Out Payment) paid to such Holder (the “Holder Cap”).

(c)    Parent shall not be liable to the Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 9.03 shall not exceed the Purchase Price (the “Parent Indemnification Cap”).

(d)    For purposes of Section 9.02(a) and Section 9.03(a), in determining the amount of any Losses suffered by an Indemnified Party, any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty shall be disregarded, but only for the purpose of calculating such Losses.

Section 9.05    Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. For purposes of this Article IX, (i) if Parent (or any other Parent Indemnitee) constitutes the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Holders, and (ii) if Parent constitutes the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Holders. Any payment to be received by the Holders as the Indemnified Party shall be paid to the Paying Agent on behalf of the Holders and distributed to the Holders in accordance with this Agreement.

(a)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 60 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Holder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Holder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)    Tax Considerations. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company shall be governed exclusively by Article VII hereof. Any payment made under this Article IX in respect of any indemnification claim shall be reduced by an amount equal to any Tax benefits attributable to such claim, but only to the extent that such Tax benefits are actually realized, as the case may be, by Holder Indemnities or by the Parent Indemnities in the Tax year in which such Losses were incurred. Nothing in this Agreement shall be construed as a representation, covenant or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a Pre-Closing Tax Period or (ii) any Tax positions that Parent or any of their Affiliates (including the Company and any of its subsidiaries) may take in or in respect of a Post-Closing Tax Period (except with respect to this clause (ii) for the representations and warranties set forth in Section 4.20(c), Section 4.20(d), Section 4.20(f), Section 4.20(j), Section 4.20(k), Section 4.20(m), and Section 4.20(s)).

Section 9.06    Payments.

(a)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, such Loss shall be satisfied within 15 Business Days of such final, non-appealable adjudication as follows:

(i)    where the Indemnified Party is a Parent Indemnitee, each Holder who received any amount pursuant to Article II shall pay to Merger Sub, via wire transfer or bank draft of immediately available funds, an amount (such amount not to exceed, in the case of each Holder, such Holder’s Holder Cap) equal to the product of: (1) the amount of the Loss, multiplied by (2) such Holder’s Indemnification Pro Rata Share, provided that the total amount payable by each Holder shall be subject to the limitations set forth in Section 9.04; and

(ii)    where the Indemnified Party is a Holder Indemnitee, Parent shall pay to the Paying Agent, via wire transfer or bank draft of immediately available funds, an amount equal to the Loss (provided that such amount shall not exceed the Parent Indemnification Cap), following which the Paying Agent shall distribute such amount among the Holders in accordance with their Indemnification Pro Rata Shares.

(b)    In the event that a Holder is liable to indemnify a Parent Indemnitee for any Loss and the Parent Indemnitee is unable to recover the full amount of such Loss due to the amount of such Loss exceeding the Holder Cap in respect of any Holder, if such Holder subsequently becomes entitled to payment of any further amount of the Purchase Price under this Agreement (whether on account of the Earn-Out Payments or otherwise) (a “Subsequent Holder Payment”), the Holder Cap applicable to such Holder shall be increased by the amount of such Subsequent Holder Payment, and Parent shall be entitled to withhold and set off such Holder’s Indemnification Pro Rata Share of the Loss for which the Parent Indemnitee has not received full payment pursuant to Section 9.06(a)(i) against payment of such Subsequent Holder Payment.

Section 9.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, except to the extent otherwise required by Law.

Section 9.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

Section 9.09    Exclusive Remedies. Subject to Section 11.13, the Parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct in connection with the transactions contemplated by this Agreement against a Party who has committed such fraud or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent or intentional misconduct.

Article X

TERMINATION

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of the Company and Parent;

(b)    by Parent by written notice to the Company if:

(i)    neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by the Company within 10 days of the Company’s receipt of written notice of such breach from Parent; or

(ii)    any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the End Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by the Company by written notice to Parent if:

(i)    the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within 10 days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii)    any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the End Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Parent or the Company if:

(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii)    if within 45 days following the execution and delivery of this Agreement by all of the Parties, the Company shall not have delivered to Parent a copy of the executed Written Consent evidencing receipt of the Requisite Company Vote.

Section 10.02    Termination Fee.

(a)    Subject to Section 10.02(b), in the event that this Agreement is terminated in accordance with this Article solely for one of the following reasons, Merger Sub shall pay the Company a termination fee in the amount of $5,000,000 (the “Termination Fee”) within 20 Business Days following the date of such termination:

(i)    Merger Sub or Parent’s failure to obtain the Debt Financing;

(ii)    Merger Sub or Parent’s failure to obtain any Approval listed at Section 5.02 of the Disclosure Schedules;

(iii)    a failure to meet any of the conditions set forth in Section 8.01 or Section 8.03 that is caused solely by a breach of this Agreement by Merger Sub or Parent.

(b)    Notwithstanding any other provision of this Agreement, in no event shall the Termination Fee be payable if:

(i)    any of the events described in Section 10.02(a)(i), (ii) or (iii) is caused by any act or omission of the Company, the Holder Representative or any Stockholder (including any failure to fulfill any obligation of the Company, the Holder Representative or any Stockholder under this Agreement;

(ii)    a Material Adverse Effect has occurred with respect to the Company, its financial situation, core assets or business since September 5, 2020; or

(iii)    if the Parties do not execute mutually acceptable Transaction Documents.

Section 10.03     Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees to the Purchaser the prompt and full discharge by Merger Sub of its obligation to pay:

(a)    the Earn-Out Payments pursuant to Section 3.07(a) if, as and when payable; and

(b)    the Termination Fee pursuant to and in accordance with Section 10.02(a), if applicable.

Section 10.04    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this Article X, Section 6.04(b) and Article XI hereof; and

(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article XI

MISCELLANEOUS

Section 11.01    Holder Representative

(a)    By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Holder shall have irrevocably authorized and appointed Holder Representative as such Person’s representative, exclusive agent and attorney-in-fact to act on behalf of such Person with respect to this Agreement, the Indemnification Agreement to which such Person is a party and the Paying Agency Agreement and to take any and all actions and make any decisions required or permitted to be taken by Holder Representative pursuant to this Agreement, the Indemnification Agreements or the Paying Agency Agreement (including with respect to the Holder Representative Expense Amount), including the exercise of the power to:

(i)    give and receive notices and communications;

(ii)    authorize the payment to Parent from such Holder in satisfaction of claims for indemnification made by Parent pursuant to Article IX and the Indemnification Agreement (as applicable);

(iii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article IX and the Indemnification Agreement;

(iv)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article IX and the Indemnification Agreement (as applicable);

(v)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement, the Indemnification Agreements and the Paying Agency Agreement;

(vi)    make all elections or decisions contemplated by this Agreement, the Indemnification Agreements and the Paying Agency Agreement;

(vii)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Holder Representative in complying with its duties and obligations; and

(viii)    take all actions necessary or appropriate in the good faith judgment of Holder Representative for the accomplishment of the foregoing.

(b)    Notwithstanding the foregoing, the Holder Representative shall have no obligation to act on behalf of the Holders, except as expressly provided herein and in the Holder Representative Agreement, and for purposes of clarity, there are no obligations of the Holder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedules. Parent shall be entitled to deal exclusively with Holder Representative on all matters relating to this Agreement (including Article IX) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by Holder Representative, and on any other action taken or purported to be taken on behalf of any Holder by Holder Representative, as being fully binding upon such Person. Notices or communications to or from Holder Representative shall constitute notice to or from each of the Holders. Any decision or action by Holder Representative hereunder or under the Holder Representative Agreement, including any agreement between Holder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Holders and shall be final, binding and conclusive upon each such Person and such Person’s successors as if expressly confirmed and ratified in writing by such Person. No Holder shall have the right to object to, dissent from, protest or otherwise contest the same. The powers, immunities and rights to indemnification granted to the Holder Representative Group hereunder: (i) are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Holders, or by operation of Law, whether by death or other event, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest (if any) in the Holdback Amount or Earn-Out Payment.

(c)    The Holder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Holders according to each Holder’s Indemnification Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Holder Representative resign or be removed without the Majority Holders having first appointed a new Holder Representative who shall assume such duties immediately upon the resignation or removal of Holder Representative. In the event of the death, incapacity, resignation or removal of Holder Representative, a new Holder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Holder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Holder Representative as described in Section 11.01(a) above. The immunities and rights to indemnification set forth in this Section 11.01 shall survive the resignation or removal of the Holder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement.

(d)    Certain Holders have entered into the Holder Representative Agreement with the Holder Representative to provide direction to the Holder Representative in connection with its services under this Agreement and the Holder Representative Agreement (such Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither Holder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Holder Representative Group”) shall be liable to the Holders for actions taken pursuant to this Agreement, the Holder Representative Agreement or the Indemnification Agreements, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Holder Representative shall be conclusive evidence of good faith). The Holders shall severally and not jointly (in accordance with their Indemnification Pro Rata Shares) indemnify, defend and hold harmless the Holder Representative Group from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages, fees, judgments, fines, amounts paid in settlement and expenses, including reasonable attorneys’ fees and disbursements, costs of other skilled professionals and costs incurred in connection with seeking recovery from insurers arising out of and in connection with its activities as Holder Representative under this Agreement, the Holder Representative Agreement and the Indemnification Agreements (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Holder Representative, Holder Representative shall reimburse the Holders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Holders, severally and not jointly (in accordance with their Indemnification Pro Rata Shares). Such Representative Losses may be recovered, first, from the Holder Representative Expense Amount, second, from any distribution of the Holdback Amount or Earn-Out Payment paid by Parent to the Paying Agent (for the benefit of the Holders) that is otherwise distributable to the Holders (and then, only at the time of distribution), and third, directly from the Holders. The Holders acknowledge that the Holder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Holder Representative shall not be required to take any action unless the Holder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in performing such actions. The Holder Representative Expense Amount will be used: (i) for the purposes of paying directly, or reimbursing the Holder Representative for, any Representative Losses or (ii) as otherwise directed by the Advisory Group. The Holders will not receive any interest or earnings on the Holder Representative Expense Amount and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holder Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Holder Representative Expense Amount other than as a result of its gross negligence or willful misconduct. The Holder Representative will hold the Holder Representative Expense Amount funds separate from its corporate funds, will not use the Holder Representative Expense Amount funds for its operating expenses or any other corporate purposes and will not voluntarily make the Holder Representative Expense Amount funds available to its creditors in the event of bankruptcy. The Holder Representative is not acting as a withholding agent or in any similar capacity in connection with the Holder Representative Expense Amount and has no tax reporting or income distribution obligations. Subject to Advisory Group approval, the Holder Representative may contribute funds to the Holder Representative Expense Amount from any consideration otherwise distributable to the Holders. As soon as practicable following the completion of the Holder Representative’s responsibilities, the Holder Representative will deliver the remaining balance of the Holder Representative Expense Amount to the Paying Agent for distribution to the Holders in accordance with their respective Pro Rata Shares.

(e)    The Holder Representative shall be entitled to: (i) rely upon the payment spreadsheet delivered to it by the Company pursuant to the Holder Representative Agreement, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder or other party.

Section 11.02    Expenses.

(a)    Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

(b)    Notwithstanding any provision of this Agreement to the contrary, the parties hereto acknowledge and agree that the fees and expenses of the Paying Agent from time to time (the “Paying Agent Fees”), shall be borne in equal portions by Parent, on the one hand, and by the Holders, on the other hand (with the Holders’ portion of any Paying Agent Fees incurred prior to the Closing to be treated as Transaction Expenses hereunder). From and after Closing, Parent shall pay, or cause to be paid, the Paying Agent Fees, and the Holders shall be liable to reimburse Parent for half of all such Paying Agent Fees. If the Holder Representative has not (on behalf of the Holders) reimbursed Parent for the Holders’ portion of any Paying Agent Fees at any time, Parent shall be entitled to withhold the amount of the Holders’ portion of such Paying Agent Fees from any payment otherwise payable to Holders under this Agreement.

Section 11.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03) ; provided that with respect to notices delivered to the Holder Representative, such notices must be delivered solely via e-mail and facsimile:

If to the Company:	Trianni, Inc. c/o Matthias Wabl E-mail:

with a copy to (which shall not constitute notice):	Alan Schwartz Ocio E-mail: and Morgan Lewis & Bockius LLP One Market, Spear Street Tower San Francisco, CA 94105 E-mail: Attention: Scott D. Karchmer

If to Parent or Merger Sub:	2215 Yukon Street Vancouver, BC V5Y 0A1 Facsimile: n/a E-mail: Attention: Carl Hansen, CEO with a copy to (which shall not constitute notice):

2215 Yukon Street
Vancouver, BC V5Y 0A1

Facsimile:        n/a

E-mail:

Attention:        Tryn Stimart, CLO

and

McCarthy Tétrault LLP
Suite 2400 – 745 Thurlow Street
Vancouver, BC, V6E 0C5

Facsimile:        604-643-7900

E-mail:

Attention:        Stephen Curran; David Frost

If to the Holder Representative:	Fortis Advisors LLC Facsimile: (858) 408-1843 E-mail: Attention: Notices Department (Trianni)

Section 11.04    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09    No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.11    Governing Law; Jurisdiction; Arbitration.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(b)    SUBJECT TO THE PROVISIONS OF Section 3.05 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER) AND Section 11.11(c) (WHICH SHALL GOVERN ANY DISPUTE NOT SEEKING INJUNCTIVE RELIEF), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY PRIOR TO THE CLOSING OR SEEKING INJUNCTIVE RELIEF PURSUANT TO THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY STATE COURT WITHIN THE STATE OF CALIFORNIA. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING PRIOR TO THE CLOSING OR SEEKING INJUNCTIVE RELIEF ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN THE STATE OF CALIFORNIA). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

(c)    Except for disputes, controversies, or claims arising under Section 3.05 (which shall be resolved in accordance with the dispute resolution provisions set forth therein) and for claims seeking injunctive relief (for which the provisions of Section 11.13 shall be applicable), any dispute, controversy, or claim arising under or relating to this Agreement or any breach or alleged breach thereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, subject to (and as modified by) the following:

(i)    Any Indemnified Party or Indemnifying Party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the Indemnifying Party (or, in the case that Parent is the Indemnified Party, on the Holder Representative) or Indemnified Party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

(ii)    The arbitration shall be conducted by a panel of three (3) arbitrators, one (1) selected by Parent, one (1) selected by the Holder Representative and one (1) selected jointly by the arbitrators selected by Parent and the Holder Representative (collectively, the “Arbitrators”). Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in San Francisco, California.

(iii)    Unless the parties to such arbitration otherwise agree in writing, the arbitration shall be conducted on an expedited basis, testimony and briefing will be concluded no later than 120 days after the arbitration is initiated, each party shall be entitled to take at least one deposition, the award shall be made in writing no more than 30 days following the end of the proceeding, and all facts and circumstances relating to such arbitration, including the existence of the dispute and the ultimate resolution, shall be kept confidential in accordance with a confidentiality agreement containing customary terms to be agreed to by the parties to such arbitration.

(iv)    The Arbitrators shall have the authority to award any remedy or relief that a Court of the State of California could order or grant, including specific performance of any obligation created under this Agreement, the awarding of Losses, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the Indemnified Party and the Indemnifying Party (or, in the case that Parent is the Indemnified Party, to the Holder Representative). The decision and award of the Arbitrators shall be final and binding. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement and shall make its determinations in accordance therewith and shall in no event award Losses in excess of any applicable limit on indemnification set forth in this Agreement or against any Person in contravention of the provisions of this Agreement. Any party to the arbitration may, notwithstanding anything to the contrary set forth in this Section 11.11, seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

(v)    No Indemnified Party shall file any suit, motion, petition or otherwise commence any legal action or proceeding in any federal, state, local or foreign court or other arbitration association for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Person which filed such action or proceeding shall promptly pay to the other Person the reasonable attorney’s fees, costs and expenses incurred by such other Person prior to the entry of such order.

(vi)    The Parties agree that it is their intention that all Arbitrable Disputes be governed by this Section 11.11 and agree to cause any of their Affiliates to observe the provisions of this Section 11.11.

Section 11.12    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.13    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.15    Conflict of Interest. If the Holder Representative or any Holder so desire and without the need for any consent or waiver by Parent, Merger Sub, or the Surviving Corporation, after the Effective Time, each of Morgan Lewis and Alan Schwartz Ocio shall be permitted to represent the Holder Representative or any Holder in connection with any dispute (including any litigation, arbitration or other adversary proceeding) against Parent and/or Surviving Corporation relating to this Agreement, the Merger or any other transactions contemplated herein, including with respect to any indemnification claims or any contingent payments. Each of the Company and Parent understands that it is being asked now to waive future conflicts as described above without specifics of those conflicts because the waiver pertains to future facts and events related to this Agreement or the Transactions. This consent and waiver is intended to be for the benefit of Morgan Lewis and Alan Schwartz Ocio and effective in all jurisdictions in which it practices, and to extend to any rights conferred on the Company or Parent by the professional rules of conduct of any such jurisdiction and any other statute, rule, decision or common law principle relating to conflicts of interest that may otherwise be applicable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRIANNI, INC.

By	/s/ Matthias Wabl
Name:	Matthias Wabl
Title:	Chief Executive Officer

ABCELLERA US HOLDINGS INC.

By	/s/ Carl Hansen
Name:	Carl Hansen
Title:	President and CEO

MICKEY MERGER INC.

By	/s/ Carl Hansen
Name:	Carl Hansen
Title:	President and CEO

FORTIS ADVISORS LLC

By	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

ABCELLERA BIOLOGICS INC., solely for the purpose of Section 10.03

By	/s/ Carl Hansen
Name:	Carl Hansen
Title:	President and CEO

Schedule A

Employment and Consulting Agreements

[omitted]

Schedule B

Sample Working Capital Calculation

[omitted]

Schedule C

Zoetis Budget

[omitted]

Schedule D

Merger Payment Schedule

[omitted]

Exhibit A

Restrictive Covenant Agreement

[omitted]

Exhibit B

Form of Letter of Transmittal

[omitted]

Exhibit C

Form of Indemnification Agreement

[omitted]

Exhibit D

Form of Option Termination Agreement

[omitted]